March 2013 Filed pursuant to Rule 433 dated March 6, 2013 relating to Amendment No. 1 to Preliminary Pricing Supplement No. 665 dated March 6, 2013 to Registration Statement No. 333-178081
STRUCTURED INVESTMENTS
Opportunities in Currencies

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)
The Trigger Jump Securities, which we refer to as the securities, are senior unsecured obligations of Morgan Stanley, will pay no interest and do not guarantee the return of any principal at maturity.  If the Brazilian real has weakened relative to the U.S. dollar such that the currency performance is less than the downside threshold level of –15%, investors are exposed to the negative currency performance.  At maturity, if the currency performance is greater than or equal to zero, you will receive for each security that you hold the stated principal amount of $1,000 plus an upside payment of (i) if the currency performance is greater than or equal to 3%, $250 or (ii) if the currency performance is greater than or equal to zero but less than 3%, $50.  The upside payments, if any, are each fixed and not proportional to the percentage appreciation of the Brazilian real.  However, at maturity, if the Brazilian real has weakened relative to the U.S. dollar and (i) if the currency performance is less than zero but greater than or equal to –15%, the securities will redeem for par or (ii) if the currency performance is less than –15%, the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the negative currency performance.  This amount will be less than $850 and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.
Because of the formula by which the currency performance is calculated, there is no limit on the negative currency performance.  If the currency performance is less than –15%, you will lose some or all of your initial investment in the securities.  If the currency performance is less than or equal to –100%, you will lose your entire initial investment in the securities.  The securities are for investors who seek a Brazilian real-based return, and who are willing to risk their principal, forgo current income and some upside and be subject to the method of calculating the currency performance as described below in exchange for the two-part upside payment feature that applies to a limited range of performance of the Brazilian real.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Note Program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price / stated principal amount:	$1,000 per security (see “Commissions and issue price” below)
Minimum ticketing size:	$10,000 (10 securities)
Expected pricing date:	March 8, 2013
Expected original issue date:	March 13, 2013 (3 business days after the pricing date)
Expected maturity date:	March 20, 2014
Aggregate principal amount:	$
Interest:	None
Underlying currency:	Brazilian real (“BRL”)
Payment at maturity:
•  If the currency performance is greater than or equal to zero, which means that the Brazilian real has remained unchanged or strengthened relative to the U.S. dollar: $1,000 + upside payment;
•  If the currency performance is less than zero but greater than or equal to –15%, which means that the Brazilian real has weakened relative to the U.S. dollar by no more than 15%: $1,000
•  If the currency performance is less than –15%, which means that the Brazilian real has weakened relative to the U.S. dollar by more than 15%: $1,000 x (1 + currency performance)
Because the currency performance will be less than –15% in this scenario, this amount will be less than $850 and could be zero.

Upside payment:	• If the currency performance is greater than or equal to 3%, $250 • If the currency performance is greater than or equal to zero but less than 3%, $50
Downside threshold value:	-15%
Currency performance:
1 – (final exchange rate / initial exchange rate)
This formula does not limit the negative currency performance and you could lose your entire initial investment in the securities.  See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the Securities at Maturity––Examples 4 and 5.”

Initial exchange rate:	The exchange rate on the pricing date.
Final exchange rate:	The exchange rate on the valuation date.
Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of BRL per one U.S. dollar), as determined by reference to the rate displayed on the reference source on such currency business day.

Reference source:	Reuters page “BRFR”
Expected valuation date:	March 17, 2014, subject to adjustment for non-currency business days
CUSIP / ISIN:	61747WAR0 / US61747WAR07
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Fees and commissions(1)(2)	Proceeds to issuer
Per security	100%	1%	99%
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

(2)
Please see “Supplemental information regarding plan of distribution; conflicts of interest” in this document and “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for information about fees and commissions.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 1 to Preliminary Pricing Supplement No. 665 dated March 6, 2013
Prospectus Supplement dated November 21, 2011                 Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Investment Overview

Trigger Jump Securities

The Trigger Jump Securities due March 20, 2014 Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (the “securities”) can be used:

▪
As an alternative to direct exposure to the Brazilian real relative to the U.S. dollar that provides a minimum positive return of 5% if the Brazilian real has appreciated or remained unchanged in value relative to the U.S. dollar as of the valuation date.

▪	To enhance returns and potentially outperform the appreciation of the Brazilian real relative to the U.S. dollar in a moderately bullish scenario.

▪
To provide limited protection against loss of principal in the event that the currency performance is negative, but only if the currency performance is greater than or equal to the downside threshold value.

There are several important factors you should consider in connection with your investment in the securities:

▪
The securities do not provide the same return that would be achieved by converting a notional amount of U.S. dollars into the BRL at the initial exchange rate and then, on the valuation date, converting the resulting amount of the BRL back into U.S. dollars at the final exchange rate.  Instead, the return on the securities will be determined by reference to the payment at maturity and the currency performance formula described in this document.

▪
The currency performance formula described in this document will magnify any depreciation and diminish any appreciation in the BRL relative to the U.S. dollar as compared to a direct investment in the Brazilian real, and these effects will increase the more the BRL appreciates or depreciates.

▪	There is no limit on the negative currency performance. If the currency performance is less than -15%, you will lose some or all of your initial investment in the securities.

Maturity:	Approximately 1 year
Payment at maturity:
•   If the currency performance is greater than or equal to zero:  $1,000 + upside payment;
•   If the currency performance is less than zero but greater than or equal to –15%: $1,000
•   If the currency performance is less than –15%: $1,000 x (1 + currency performance)
Because the currency performance will be less than –15% in this scenario, this amount will be less than $850 and could be zero.

Currency performance:	1 – (final exchange rate / initial exchange rate)
Upside payment:	• If the currency performance is greater than or equal to 3%: $250 • If the currency performance is greater than or equal to zero but less than 3%: $50
Downside threshold value:	-15%
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Maximum payment at maturity:	• If the currency performance is greater than or equal to 3%: $1,250 per security • if the currency performance is greater than or equal to zero but less than 3%: $1,050 per security
Interest:	None

March 2013	Page 2

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

How Do Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.  The exchange rate for the Brazilian real is expressed as the number of units of the Brazilian real per U.S. dollar.

▪
As a result, a decrease in the exchange rate means that the Brazilian real has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the Brazilian real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.90 reflects a strengthening of the Brazilian real, relative to the U.S. dollar, as compared to an exchange rate of 2.00.

▪
Conversely, an increase in the exchange rate means that the Brazilian real has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the Brazilian real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 2.10 reflects a weakening of the Brazilian real relative to the U.S. dollar, as compared to an exchange rate of 2.00.

How Does the Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the securities will magnify any depreciation and diminish any appreciation in the Brazilian real relative to the U.S. dollar as compared to a direct investment in the Brazilian real.

The currency performance is equal to 1 – (final exchange rate / initial exchange rate).  The actual initial exchange rate and final exchange rate will vary from these used in the examples below.

▪	In the example below, the Brazilian real strengthens from the initial exchange rate of 2.00 to the final exchange rate of 1.80, resulting in a currency performance of 1 – (1.80 / 2.00) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	1.80

▪	In the example below, the Brazilian real weakens from the initial exchange rate of 2.00 to the final exchange rate of 3.00, resulting in a currency performance of 1 – (3.00 / 2.00) = –50%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	3.00

▪
In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 2.00 to the final exchange rate of 0.0001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in a currency performance of 1 – (0.0001 / 2.00) = approximately 99.99%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	0.0001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance can be no greater than 100%.  However, any possible depreciation of the Brazilian real relative to the U.S. dollar is not similarly limited, as shown in the example below.  (Under the terms of the securities, investors will receive a payment at maturity of $1,250 if the currency performance is greater than or equal to 3%, and any greater currency performance above 3% will not increase the return on the securities.)  It is important to note that, in any scenario in which the exchange rate changes from the pricing date to the valuation date, the currency performance will always magnify any depreciation and diminish any appreciation in the Brazilian real relative to the U.S. dollar as compared to direct investment in the Brazilian real.

▪	In the example below, the Brazilian real weakens from the initial exchange rate of 2.00 to the final exchange rate of 4.00, resulting in a currency performance of 1 – (4.00 / 2.00) = –100%.

March 2013	Page 3

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	4.00

This example illustrates that the currency performance will always magnify any depreciation in the Brazilian real relative to the U.S. dollar as compared to direct investment in the Brazilian real.

March 2013	Page 4

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Key Investment Rationale

Exposure to currencies is a component of underlying asset class diversification.  Investors who have the view that the Brazilian real will appreciate relative to the U.S. dollar and are concerned about the risks associated with investing directly in currencies can use the securities to gain exposure to the Brazilian real.

This approximately 1-year investment offers investors the opportunity to earn a positive return based on the BRL relative to the U.S. dollar. There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire investment in the securities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Upside Scenario
If the currency performance is greater than or equal to zero, you will receive for each security that you hold the stated principal amount of $1,000 plus an upside payment of (i) if the currency performance is greater than or equal to 3%, $250 or (ii) if the currency performance is greater than or equal to zero but less than 3%, $50.  Your return may be less than if you invested in the Brazilian real directly.

Par Scenario
If the currency performance is less than zero but greater than or equal to –15%, which means that the Brazilian real has weakened relative to the U.S. dollar by no more than 15%, the payment at maturity will be $1,000 per security.

Downside Scenario
If the currency performance is less than –15%, which means that the Brazilian real has weakened relative to the U.S. dollar by more than 15%, you will be exposed on a 1:1 basis to the negative currency performance.

Summary of Selected Key Risks (see page 14)

▪	The securities do not pay interest or guarantee return of any principal.

▪	The currency performance formula will diminish any appreciation and magnify any depreciation of the Brazilian real relative to the U.S. dollar.

▪	Appreciation potential is fixed and limited to the two-part upside payment feature.

▪	The securities are subject to currency exchange risk.

▪	The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Government intervention in the currency markets could materially and adversely affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪	Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities.

▪	The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The material U.S. federal income tax consequences of an investment in the securities are uncertain.

March 2013	Page 5

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee the return of any principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the Brazilian real relative to the U.S. dollar as of the valuation date.  The securities offered are senior notes  issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
March 8, 2013	March 13, 2013 (3 business days after the pricing date)	March 20, 2014

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price / stated principal amount:	$1,000 per security
Minimum ticketing size:	$10,000 (10 securities)
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying currency:	Brazilian real
Payment at maturity:
•      If the currency performance is greater than or equal to zero, which means that the Brazilian real has remained unchanged or strengthened relative to the U.S. dollar: $1,000 + upside payment;
•      If the currency performance is less than zero but greater than or equal to –15%, which means that the Brazilian real has weakened relative to the U.S. dollar by no more than 15%: $1,000
•      If the currency performance is less than –15%, which means that the Brazilian real has weakened relative to the U.S. dollar by more than 15%: $1,000 x (1 + currency performance)
Because the currency performance will be less than –15% in this scenario, this amount will be less than $850 and could be zero.

Upside payment:	• If the currency performance is greater than or equal to 3%, $250 • If the currency performance is greater than or equal to zero but less than 3%, $50
Downside threshold value:	-15%
Currency performance:
1 – (final exchange rate / initial exchange rate)
This formula does not limit the negative currency performance and you could lose your entire initial investment in the securities.  See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the Securities at Maturity––Examples 4 and 5.”

Initial exchange rate:	The exchange rate on the pricing date.
Final exchange rate:	The exchange rate on the valuation date.
Exchange rate:
On any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of BRL per one U.S. dollar), as determined by reference to the rate displayed on the reference source on such currency business day.

Reference source:	Reuters page “BRFR”
Expected valuation date:	March 17, 2014, subject to adjustment for non-currency business days
Risk factors:	Please see “Risk Factors” beginning on page 14.

March 2013	Page 6

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61747WAR0
ISIN:	US61747WAR07
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion below concerning the potential application of Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”), the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Because the payment on the securities is linked to a foreign currency, it is likely that the securities will be subject to Section 988 of the Code.  In that case, any gain or loss generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.

Because the securities are linked to a foreign currency, there is a risk that an investment in the securities will constitute a “Section 1256 Contract” as defined in Section 1256 of the Code.  If this treatment applies, U.S. Holders would be required (i) to recognize gain or loss on all, or a portion, of the security as if it were sold at its fair market value on the last business day of each year it is held (the “mark-to-market rule”), and (ii) if the election under Section 988 of the Code described above were available and validly made by a U.S. Holder, to treat such gain or loss as 40% short-term capital gain or loss and 60% long-term capital gain or loss.  In the absence of a valid election under Section 988 of the Code, the gain or loss recognized would be ordinary.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the Securities—Possible Application of Section 1256 of the Code” in the accompanying preliminary pricing supplement for additional information and consult their tax advisers regarding the potential application of the “mark-to-market rule” under Section 1256 of the Code.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  In 2007, the IRS also issued a revenue

March 2013	Page 7

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the Brazilian real or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the Brazilian real relative to the U.S. dollar on the pricing date, and, therefore, increase the value relative to the U.S. dollar that the Brazilian real must attain on the valuation date so that you do not suffer a loss on your initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the U.S. dollar or Brazilian real or forwards or options contracts on the U.S. dollar and Brazilian real or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the Brazilian real/U.S. dollar exchange rate and, therefore, adversely affect the payment that you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”)

March 2013	Page 8

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to

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Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from MS & Co. for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement describing this offering, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks on the front page of this document.

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How the Trigger Jump Securities Work

Payoff Diagram

For each security, the following graph and table illustrate the payment at maturity on the securities for a range of hypothetical percentage changes in the exchange rate.  The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	• If the currency performance is greater than or equal to 3%, $250 • If the currency performance is greater than or equal to zero but less than 3%, $50.

Trigger Jump Securities Payoff Diagram

How it works

¡
Upside Scenario. If the currency performance is greater than or equal to zero, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus:

o	$250 if the currency performance is greater than or equal to 3%, or

o	$50 if the currency performance is greater than or equal to zero but less than 3%.

¡	Par Scenario. If the currency performance is less than zero but greater than or equal to –15%, investors will receive the stated principal amount of $1,000 per security.

¡	Downside Scenario. If the currency performance is less than –15%, investors will be exposed on a 1:1 basis to the negative currency performance.

o
For example, if the Brazilian real weakens relative to the U.S. dollar such that the currency performance is –25%, investors would lose 25% of their principal and receive only $750 per security at maturity, or 75% of the stated principal amount.

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The table below illustrates a range of hypothetical currency performances and hypothetical total returns on the securities for a range of hypothetical final exchange rates.  The table assumes an initial exchange rate of 2.00.  The actual initial exchange rate will be determined on the pricing date.

Hypothetical Final Exchange Rate	Hypothetical Currency Performance	Hypothetical Total Return on the Securities
0.0000	100.000%	25.000%
0.4000	80.000%	25.000%
0.6000	70.000%	25.000%
1.0000	50.000%	25.000%
1.1000	45.000%	25.000%
1.2000	40.000%	25.000%
1.3000	35.000%	25.000%
1.4000	30.000%	25.000%
1.5000	25.000%	25.000%
1.6000	20.000%	25.000%
1.8000	10.000%	25.000%
1.9000	5.000%	25.000%
1.9400	3.000%	25.000%
1.9500	2.500%	5.000%
1.9600	2.000%	5.000%
1.9800	1.000%	5.000%
2.0000	0.000%	5.000%
2.0200	-1.000%	0.000%
2.0400	-2.000%	0.000%
2.0500	-2.500%	0.000%
2.1000	-5.000%	0.000%
2.2000	-10.000%	0.000%
2.3000	-15.000%	0.000%
2.3001	-15.005%	-15.005%
2.4000	-20.000%	-20.000%
2.6000	-30.000%	-30.000%
2.8000	-40.000%	-40.000%
3.0000	-50.000%	-50.000%
3.2000	-60.000%	-60.000%
3.6000	-80.000%	-80.000%
4.0000	-100.000%	-100.000%

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Hypothetical Payouts on the Securities at Maturity

Below are five examples of how to calculate the currency performance and the payment at maturity based on the hypothetical final exchange rates set out below.  The examples are provided for illustrative purposes only.  The actual initial exchange rate will be determined on the pricing date and the final exchange rate will be determined on the valuation date.  All payments on the securities are subject to the credit risk of Morgan Stanley.

For the BRL, a decrease in the exchange rate means that the BRL has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that the BRL has depreciated/weakened relative to the U.S. dollar.  The numbers appearing in the examples below have been rounded for ease of analysis.

EXAMPLE 1: The BRL has appreciated relative to the U.S. dollar and the currency performance is 5%.  The currency performance is therefore greater than 3%, and so you will receive the upside payment of $250.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	1.90
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (1.90 / 2.00)
	=	5%
Payment at maturity	=	stated principal amount + upside payment of $250
	=	$1,250

Payment at maturity = $1,250 per security

If the currency performance is greater than or equal to zero, the payment at maturity is fixed at either $1,050 or $1,250 per security (depending on the level of appreciation) and is not proportional to the percentage appreciation of the BRL.  As a result, even if the currency performance is greater than 3%, or even significantly greater than 25%, investors will receive no more than $1,250 per security at maturity, irrespective of that greater appreciation.

EXAMPLE 2: The BRL has appreciated relative to the U.S. dollar and the currency performance is 2%.  The currency performance is greater than zero but less than 3%, and so you will receive the upside payment of $50.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	1.96
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (1.96 / 2.00)
	=	2%
Payment at maturity	=	stated principal amount + upside payment of $50
	=	$1,050

Payment at maturity = $1,050 per security

EXAMPLE 3: The BRL has depreciated relative to the U.S. dollar, but the currency performance is still greater than the downside threshold value.  You receive the stated principal amount of $1,000 per security.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	2.20
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (2.20 / 2.00)
	=	–10%

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Payment at maturity	=	stated principal amount
	=	$1,000

Payment at maturity = $1,000 per security

EXAMPLE 4: The BRL has depreciated relative to the U.S. dollar and the currency performance is less than the downside threshold value.  You are fully exposed to the negative currency performance.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	3.00
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (3.00 / 2.00)
	=	–50%
Payment at maturity	=	$1,000 x (1 + currency performance)
	=	$1,000 x (1 + (–50%))
	=	$500

Payment at maturity = $500 per security

EXAMPLE 5: The BRL has depreciated relative to the U.S. dollar and the currency performance is -100%.  You are fully exposed to the negative currency performance and lose your entire initial investment in securities.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	4.00
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (4.00 / 2.00)
	=	–100%
Payment at maturity	=	$1,000 x (1 + currency performance)
	=	$1,000 x (1 + (–100%))
	=	$0

Payment at maturity = $0 per security

This example illustrates that the currency performance will always magnify any depreciation in the Brazilian real relative to the U.S. dollar as compared to direct investment in the Brazilian real.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based on the currency performance, determined as follows:

If the currency performance is greater than or equal to zero:

$1,000    +    Upside Payment

The upside payment will be:

•	If the currency performance is greater than or equal to 3%, $250

•	If the currency performance is greater than or equal to zero but less than 3%, $50

If the currency performance is less than zero but greater than or equal to –15%:

the stated principal amount of $1,000

If the currency performance is less than –15%:

$1,000   x   (1  +  currency performance)

Because the currency performance will be less than –15% in this scenario, the payment at maturity per security will be less than $850 and could be zero.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the principal amount at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the currency performance.  If the Brazilian real weakens relative to the U.S. dollar by more than 15%, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the negative currency performance, and you will some or all of your investment.  You could lose your entire initial investment in the securities.  See “How the Trigger Jump Securities Work” beginning on page 10 above.

▪
The currency performance formula will diminish any appreciation and magnify any depreciation of the Brazilian real relative to the U.S. dollar.  The securities do not provide the same return that would be achieved by converting a notional amount of U.S. dollars into the BRL at the initial exchange rate and then, on the valuation date, converting the resulting amount of the BRL back into U.S. dollars at the final exchange rate.  Instead, the return on the securities will be determined by reference to the payment at maturity and the currency performance formula described in this document.  Using this formula, any appreciation of the Brazilian real relative to the U.S. dollar will be diminished while any depreciation of the Brazilian real relative to the U.S. dollar will be magnified, in each case, as compared to direct investment in the Brazilian real.  Moreover, the diminishing effect on any appreciation of the Brazilian real relative to the U.S. dollar increases as the currency performance increases, and the magnifying effect on any depreciation of the Brazilian real relative to the U.S. dollar increases as the currency performance decreases.  Accordingly, your payment at maturity may be less than direct investment in the Brazilian real.

▪
Appreciation potential is fixed and limited to the two-part upside payment feature.  Where the currency performance is greater than or equal to zero, the appreciation potential of the securities is limited to the fixed upside payment (i) if the currency performance is greater than or equal to 3%, $250 per security or (ii) if the currency performance is greater than or equal to zero but less than 3%, $50 per security even if the Brazilian real has appreciated substantially against the U.S. dollar.  These amounts are each fixed and not proportional to the percentage appreciation of the Brazilian real.  See “How the Trigger Jump Securities Work” on page 10 above.

▪
The securities are subject to currency exchange risk.  Fluctuations in the exchange rate between the U.S. dollar and the Brazilian real will affect the value of the securities.  The exchange rate between the Brazilian real and the U.S. dollar is volatile and is the result of numerous factors specific to Brazil and the United States including the supply of, and the demand for, the two currencies, as well as government policy, intervention or actions, but is also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate results over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in Brazil and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.  The weakening of the Brazilian real relative to the U.S. dollar will adversely affect the value of the securities and the return on an investment in the securities.

▪
The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.  An investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Brazilian real, relative to the U.S. dollar.  The securities do not provide diversified exposure to currencies generally.  As an emerging markets

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currency, the Brazilian real is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the Brazilian real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate between the Brazilian real and the U.S. dollar as well as to regulate the flow of the Brazilian real into and out of the country.  Since then, the exchange rate has fluctuated considerably.  In 2009, the Brazilian real depreciated sharply against the U.S. dollar but has since recovered somewhat.  The Brazilian real is not freely convertible into foreign currencies.  While there have been some initial steps taken in the last few years to move towards a more free convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions.  In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility.  Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

By offering these securities, we are not expressing a view as to whether the Brazilian real will strengthen or weaken relative to the U.S. dollar and we or our affiliates may release research or recommendations that are inconsistent with purchasing or holding the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  Our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rate between the Brazilian real and the U.S. dollar on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the exchange rate between the Brazilian real and the U.S. dollar; (ii) interest and yield rates in the U.S. and Brazil; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Brazilian real or currencies markets generally and that may affect the final exchange rate; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the Brazilian real has weakened relative to the U.S. dollar or if interest rates rise.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your

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investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Government intervention in the currency markets could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the BRL and the U.S. dollar should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Brazilian real or the U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to the Brazilian real, the U.S. dollar or any other currency that result in a weakening of the BRL relative to the U.S. dollar will adversely affect the value of the securities and the return on a U.S. dollar investment in the securities.

In addition, if the Brazilian real is lawfully eliminated, converted, redenominated or exchanged by Brazil during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the exchange rate or BRL principal amount, as required) on each subsequent valuation date, and such determinations may adversely affect the amount payable to you on an interest payment date, at maturity or upon acceleration.

▪
Even though currencies trade around-the-clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the BRL and/or the U.S. dollar are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the U.S dollar value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the Brazilian real and the U.S. dollar used in calculating any payment due to you under the securities.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rate between the Brazilian real and the U.S. dollar, including by significantly widening the bid/offer spread, and therefore, the payments on the securities and the value of the securities in the secondary market.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the

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cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate, the final exchange rate and the currency performance and will calculate the amount you will receive at maturity.  Determinations made by MSCS in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described in the accompanying preliminary pricing supplement, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Brazilian real), including trading in futures, forwards and/or options contracts on the Brazilian real as well as in other instruments related to the Brazilian real.  Some of our subsidiaries also trade the Brazilian real and other financial instruments related to the Brazilian real on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the Brazilian real relative to the U.S. dollar on the pricing date and, as a result, could increase the value relative to the U.S. dollar that the Brazilian real must attain on the valuation date so that you do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the Brazilian real/U.S. dollar exchange rate on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet—General Information―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  Because the securities provide for the return of principal except where the currency performance is less than the downside threshold value, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions.  Moreover, in 2007, the IRS issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.  Alternatively, the IRS could also assert that a security constitutes a “Section 1256 Contract” that is subject to the “mark-to-market rule” under Section 1256 of the Code, in which case a holder would recognize gain or loss in each year as if the security, or a portion thereof, were sold for its fair market value on the last business day of the year.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime;

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Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

March 2013	Page 20

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Historical Information

The following table sets forth the published high, low and end-of-quarter Brazilian real/U.S. dollar exchange rates for each quarter in the period from January 1, 2008 through March 4, 2013.  The related graph sets forth the daily exchange rate of the Brazilian real relative to the U.S. dollar for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the initial exchange rate and the final exchange rate.  You cannot predict the future performance of the Brazilian real relative to the U.S. dollar based on its historical performance.  We cannot give you any assurance that the Brazilian real will strengthen relative to the U.S. dollar over the term of the securities so that you will receive a payment that is greater than the stated principal amount at maturity.

BRL (# BRL / USD)	High	Low	Period End
2008
First Quarter	1.83060	1.66890	1.75190
Second Quarter	1.74440	1.59150	1.60370
Third Quarter	1.96340	1.56000	1.90460
Fourth Quarter	2.51270	1.91760	2.31450
2009
First Quarter	2.44730	2.17650	2.32280
Second Quarter	2.27380	1.92310	1.95180
Third Quarter	2.00920	1.76700	1.76700
Fourth Quarter	1.78660	1.69890	1.74450
2010
First Quarter	1.89500	1.72000	1.78130
Second Quarter	1.88360	1.72700	1.80470
Third Quarter	1.79260	1.68730	1.68730
Fourth Quarter	1.74160	1.65300	1.66130
2011
First Quarter	1.68910	1.62880	1.63180
Second Quarter	1.63620	1.56210	1.56330
Third Quarter	1.90550	1.53910	1.87930
Fourth Quarter	1.89800	1.67210	1.86680
2012
First Quarter	1.87140	1.69580	1.82680
Second Quarter	2.09070	1.81790	2.00940
Third Quarter	2.05690	1.98540	2.02640
Fourth Quarter	2.13600	2.01890	2.05160
2013
First Quarter (through March 4, 2013)	2.04570	1.95570	1.97030

Brazilian real January 1, 2008 through March 4, 2013 (expressed as units of BRL per U.S. dollar)

March 2013	Page 21